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EXHIBIT 3.1


                          ACTION WITH RESPECT TO BYLAWS
                                       OF
                               SSP SOLUTIONS, INC.

         Pursuant to Article IX of the bylaws ("Bylaws") of SSP Solutions, Inc., a Delaware corporation formerly known as Litronic Inc. ("Corporation"), and by unanimous written consent of the board of directors of the Corporation dated September 24, 2003, the Corporation's board of directors approved the following amendments to the Bylaws, effective as of September 24, 2003:

         A. All references in the Bylaws to "Litronic Inc.," the Corporation's former name, shall be deemed to be references to "SSP Solutions, Inc."

         B. Article I, Section 1.1 and Article II, Section 2.14 of the Bylaws are amended and restated to read as follows:

ARTICLE I

         1.1 REGISTERED OFFICE

         The registered office of the Corporation shall be at 9 East Loockerman Street, Suite 1B, in the City of Dover, County of Kent, State of Delaware. The name of the registered agent of the Corporation at such location is National Registered Agents, Inc.

ARTICLE II

         2.14 NOMINATIONS AND PROPOSALS

         Nominations of persons for election to the board of directors of the Corporation and the proposal of business to be considered by the stockholders may be made at any meeting of stockholders only (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the board of directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in these bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.14; provided that stockholder nominations of persons for election to the board of directors of the Corporation at a special meeting may only be made if the board of directors has determined that directors are to be elected at the special meeting.

            For nominations or other business to be properly brought before a stockholders meeting by a stockholder pursuant to clause (c) of the preceding sentence, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice must be delivered to the secretary at the principal executive offices of the Corporation not later than: (A) in the case of an annual meeting, the close of business on the 45th day before the first anniversary of the date on which the Corporation first mailed its proxy materials for the prior year's annual meeting of stockholders; provided, however, that if the date of the meeting has changed more than 30 days from the date of the prior year's meeting, then in order for



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the stockholder's notice to be timely it must be delivered to the secretary at the principal executive offices of the Corporation a reasonable time before the Corporation mails its proxy materials for the current year's meeting; provided further, that for purposes of the preceding sentence, a "reasonable time" shall conclusively be deemed to coincide with any adjusted deadline publicly announced by the Corporation pursuant to Rule 14a-5(f) or otherwise; and (B) in the case of a special meeting, the close of business on the seventh day following the day on which public announcement is first made of the date of the special meeting. In no event shall the public announcement of an adjournment of a stockholders meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (or any successor thereto, "Exchange Act") and Rule 14a-11 thereunder (or any successor thereto) (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment); and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (X) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (Y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation. Notwithstanding any provision herein to the contrary, no business shall be conducted at a stockholders meeting except in accordance with the procedures set forth in this Section 2.14.

         For purposes of this Section 2.14, "public announcement" shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press, Reuters, Market Wire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

         Notwithstanding the foregoing provisions of this Section 2.14, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.14. Nothing in this Section 2.14 shall be deemed to affect any rights (1) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act, if applicable to the Corporation, or (2) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

                                       -2-

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         Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.14 and, if any proposed nomination or business was not made or proposed in compliance with this
Section 2.14, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

         C. The remainder of the Bylaws remain in full force and effect.

                       CERTIFICATE OF ASSISTANT SECRETARY

         The undersigned certifies that:

         (1) The undersigned is the duly appointed and acting Assistant Secretary of the Corporation; and

         (2) The foregoing Action with Respect to Bylaws of the Corporation describes actions taken with respect to the Bylaws, as duly adopted and approved by unanimous written consent of the Company's board of directors as of September 24, 2003.

         IN WITNESS WHEREOF, I have hereunto subscribed my name on September 25, 2003.

                                           /S/ THOMAS E. SCHIFF

                                           Thomas E. Schiff, Assistant Secretary